FOR IMMEDIATE RELEASE

NYRT Announces a 22,000 Square Foot Lease with CVS/Pharmacy at 1440 Broadway

New York, New York, April 7, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT”), a publicly traded real estate investment trust (“REIT”), announced today that is has completed long-term lease totaling approximately 22,000 square feet with CVS/Pharmacy at 1440 Broadway. The deal marks the first step in NYRT’s overall retail repositioning strategy at 1440 Broadway, with remaining value-add opportunities to mark existing below-market tenant rents to market and to re-configure a portion of the basement into valuable, lower-level selling space with double ceiling-heights.

“We are quite excited to have a tenant with the consumer demand and credit quality of CVS/Pharmacy as our first anchor tenant in the redevelopment of our retail space at 1440 Broadway,” said Michael Happel, Chief Executive Officer of NYRT. “Their long-term commitment to our building is confirmation of the important presence of our building in the Times Square marketplace.”

About NYRT

NYRT is a publicly traded Maryland corporation listed on the NYSE and is a New York City focused real estate investment trust (“REIT”) that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel Chief Executive Officer and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Gregory W. Sullivan Chief Operating Officer and Chief Financial Officer New York REIT, Inc. gsullivan@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations /Public Relations abackman@arlcap.com (917) 475-2135

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600